Exhibit 99

FOR IMMEDIATE RELEASE

October 24, 2007


                       THE EASTERN COMPANY REPORTS RESULTS
                  FOR THE THIRD QUARTER AND NINE MONTHS OF 2007

Naugatuck, CT-The Eastern Company (AMEX-EML) today announced the results of its operations for the third quarter and nine months of 2007. Sales for the quarter were $36.0 million, compared to $31.2 million for the same period in 2006, a 15% increase, while net income showed a slight increase and is comparable to the $1.7 million, or $0.29 per diluted share that was reported in the third quarter 2006.

Net sales for the nine months of 2007 were $122.5 million compared to $88.7 million for the first nine months of the previous year, a 38% increase. Year to date earnings for the nine month period ended September 29, 2007 were $9.2 million or $1.54 per diluted share, compared to $4.0 million or $0.70 per diluted share for the same period in 2006, a 128% increase.

Leonard F. Leganza, Chairman, President and CEO stated, "Profitability returned to a more acceptable level in the third quarter of 2007 compared to the second quarter, primarily the result of price increases to recover ever increasing raw material costs that we have been experiencing. In addition to the items that have been negatively impacting our profit margins, such as the increases in raw materials, energy and health care, the third quarter and nine month periods in 2007 were also impacted by the external costs resulting from mandatory compliance with the Sarbanes-Oxley Act of 2002. The Company's external costs of compliance with Section 404 of the Sarbanes-Oxley Act have totaled approximately $598,000 through the end of the third quarter of 2007. The external costs incurred during the first nine months of 2007 were approximately $315,000 or $0.04 per diluted share, not including difficult to determine internal costs."

Mr. Leganza continued, "As we stated in our second quarter news release, sales and profits in the nine month period were impacted favorably by the sales of door latching system components used in a military project which up-armored existing Humvees. That project was completed during the first quarter of 2007. In addition, the acquisitions of Royal Lock and Summit Manufacturing, which were completed in the latter part of 2006, contributed approximately 9% of the sales increase in the third quarter of 2007 and 10% of the increase in the nine month period compared to the prior year periods. Excluding the impact of the military project and acquisitions, sales increases were experienced in each of our "core" business segments in both the third quarter and nine month periods compared to the 2006 periods."

Mr. Leganza added, "The sales increase in the third quarter was our twentieth consecutive quarter of improved year to year sales, an accomplishment that we expect will end during the fourth quarter of 2007, because the fourth


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quarter of 2006 reflected the large military project for up-armored Humvees. The
Company will continue to face the challenges of offsetting the increased costs of raw materials, energy, health care and mandatory compliance with regulations, such as Sarbanes-Oxley, by price increases, improvements in efficiency or by global outsourcing."

Mr. Leganza concluded, "As I stated earlier this year, we continue to be optimistic about our current and future opportunities and results. The Company is continuing to seek additional military business including the retrofitting of additional Humvees, the Mine Resistant Ambush Protected (MRAP) program and various other projects being developed, we are also continuing our marketing efforts for our mine roof anchors to be sold in China. The Company continues to pursue complementary businesses and product lines. Despite all of the challenges the Company has been faced with, the Company is on track to set new records for both sales and profits for the full year 2007."

The Eastern Company is a 149-year-old manufacturer of industrial hardware, security products and metal castings. It operates from nine locations in the U.S., Canada, Mexico, Taiwan and China. The diversity of the Company's products helps it to respond to the changing requirements of a broad array of markets.

Forward-Looking Statements: Information in this news release contains statements which reflect the Company's current expectations regarding its future operating performance and achievements. Actual results may differ due to the many economic uncertainties that affect the Company's business environment. Further information about the potential factors which could affect the Company's financial results are included in the Company's reports and filings with the Securities and Exchange Commission. The Company is not obligated to update or revise the aforementioned statements for those new developments.

Contact:    Leonard F. Leganza or John L. Sullivan III
            (203) 729-2255


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Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (AMEX - EML)



                                           THREE Months Ended                                    NINE Months Ended

                                     13 wks                 13 wks                        39 wks                   39 wks
                                 Sept. 29, 2007         Sept. 30, 2006                Sept. 29, 2007           Sept. 30, 2006
                                 --------------         --------------                --------------           --------------
Net Sales                        $  36,027,712          $  31,206,388                 $ 122,520,357              $  88,735,730


Net Income After Tax             $   1,706,642          $   1,667,167                 $   9,193,236              $  4,023,489


Net Income Per Share:
                 Basic           $        0.30          $        0.30                 $        1.64              $        0.74
                 Diluted         $        0.29          $        0.29                 $        1.54              $        0.70

Weighted average
  shares outstandings:
                 Basic               5,669,274              5,477,302                     5,589,905                  5,472,682
                 Diluted             5,942,529              5,766,147                     5,974,234                  5,739,458
